Exhibit 107

Calculation of Filing Fee Table

FORM S-3

REGISTRATION STATEMENT

(Form Type)

Kinetik Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock	457(c)	15,000,000(1)	$66.44(2)	$996,600,000	.0000927	$92,384.82

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$996,600,000		$92,384.82

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$92,384.82

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Class A common stock being registered hereunder includes such indeterminate number of additional shares of Class A common stock as may become issuable as a result of any stock dividend, split, combination or similar transaction.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices for our Class A common stock on March 29, 2022, as reported by the Nasdaq Global Market.